Exhibit 4.12

THIS AGREEMENT dated the 5th day of August, 2006.

BETWEEN:

PAT MULLIN, having an office at

160 Halliford Avenue, Box 334, Princeton,

British Columbia V0X IW0

(hereinafter called the “Vendor”)

OF THE FIRST PART

AND:

ANGLO-CANADIAN URANIUM CORP., of Suite 1150-

355 Burrard Street, Vancouver, British Columbia V6C 2G8

(hereinafter called the “Purchaser’)

OF THE SECOND PART

WHEREAS:

A.

The Vendor is the recorded and beneficial owner of an undivided 100% interest in the mineral claims (the “Claims”) as more particularly described in Schedule “A” attached hereto; and

B.

The Vendor is desirous of selling the Claims to the Purchaser and the Purchaser is desirous of purchasing the Claims from the Vendor upon the following terms and conditions;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto have agreed and do hereby agree as follows;

1.

The Vendor represents and warrants that she is the recorded and beneficial owner of an undivided 100% interest in and to the Claims free and clear of all liens, charges and encumbrances and conflicting claims and rights of whatsoever nature and kind, that the Claims are in good standing and that she has full power, absolute authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and that no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Claims or an interest therein save as might be expressly set out herein.

2.

The Purchaser represents and warrants to the Vendor it is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia with full power, absolute authority and capacity to enter into this Agreement and to carry out the transaction contemplated herein.

3.1

The Vendor agrees to sell to the Purchaser and the Purchaser agrees to purchase the Claims from the Vendor in consideration of the following:

(a)

the payment of the sum $5,000 to the Vendor payable concurrently upon the execution of this Agreement;

(b)

the issuance of 50,000 shares in the capital of the Purchaser to be delivered to the Vendor within three business days of the Purchaser receiving approval from the TSX Venture Exchange to the terms of this Agreement (the “Approval Date”);

(c)

the payment of the sum of $5,000 to the Vendor on or before the one year anniversary date from the Approval Date;

(d)

the issuance of 50,000 shares in the capital of the Purchaser to be delivered to the Vendor on or before the one year anniversary date from the Approval Date.

3.2

The Vendor hereby acknowledges and agrees the total consideration payable to her for the Claims is limited to the cash and shares referred to in paragraphs 3.1(a) to (d) hereof in connection with the sale of the Claims and the Net Smelter Returns royalty referred to in paragraph 4 hereof and the Vendor shall have no further interest in or to the Claims acquired by the Purchaser.

4.1

As additional consideration for the Vendor entering into this Agreement, the Purchaser acknowledges that the Claims shall be subject to a royalty or charge in the amount of two percent (2%) of net smelter returns payable to the Vendor.

4.2

For the purpose of this clause “Net Smelter Returns” shall mean the actual proceeds received by the Purchaser from a smelter or other place of sale or treatment in respect of all ore removed by the Purchaser from the Claims as evidenced by its returns or settlement sheets after deducting from the said proceeds all freight or other transportation costs from the Claims, to the smelter or other place of sale or treatment, but without any other deduction whatsoever. Net Smelter Returns due and payable to the Vendor hereunder shall be paid within sixty days after receipt of the said actual proceeds by the Purchaser. Within ninety days after the end of each fiscal year during which any ore was shipped from the Claims the records relating to the calculation of Net Smelter Returns during that fiscal year shall be delivered to the Vendor, upon written request, who shall have sixty days after receipt of such statements to question their accuracy and failing such question, the statements shall be deemed correct. The Vendor or her representatives duly appointed in writing shall have the right at all, reasonable times upon written request to inspect such books and financial records of the Purchaser as are relevant to the determination of Net Smelter Returns and at their own expense to make copies thereof

4.3

The Purchaser shall have the right at any time to purchase the Net Smelter Return Royalty by the payment of the sum of $300,000 to the Vendor for each 1% Net Smelter Return Royalty.

5.

Any payment or issuance of shares required to be made shall be made payable and delivered in the manner for the giving of notice as herein provided.

6.

The Vendor agrees to execute and deliver to the Purchaser such bills of sale, transfers or other documentation required to transfer an undivided 100% interest in and to the Claims to the Purchaser concurrently upon the execution of this Agreement. The Purchaser has the right to record the bills of sale, transfers and other documentation with the appropriate governmental agency to effect a transfer of the recorded ownership of the Claims to the Purchaser.

7.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by pre-paid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

8.

The Vendor will indemnify’ and save the Purchaser harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement, or condition made by her and contained in this Agreement. The Vendor acknowledges and agrees that the Purchaser has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement.

9.

This Agreement represents the complete understanding of the parties and shall not be deviated from except by a further written agreement. Each party agrees to execute further documents necessary to give effect to this Agreement.

10.

Time shall be the essence of this Agreement and should the parties fix new dates for the performance of any obligation time shall thereafter again be the essence of this Agreement.

11.

This Agreement shall be construed with and governed by the laws of the Province of British Columbia. All references herein to sums of money shall be deemed to refer to Canadian funds.

12.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED, SEALED AND DELIVERED

BY PATMULLIN in the

presence of:

“/s/ Violet Mullin	]
Name	]
184 Vermilion Ave	]	/s/ Pat Mullin
Address	]	Pat Mullen
Princeton, B.C.	]
City	]
Retired	]
Occupation	]
]

ANGLO-CANADIAN CORP.

Per:	/s/ Len Harris
Authorized Signatory

SCHEDULE “A”

Name of Claim	Tenure No.	Units	Good To.	Map No.	Hectares
	509824	6	2007-May-16	92H028	126.3977

Situated in the Similkameen Mining Division in the Province of British Columbia